NEWS RELEASE

                                                              [HARTFORD GRAPHIC]




Date:          January 28, 2004

For Release:   Upon Receipt

Contact(s):    MEDIA                                    INVESTORS
               Joshua King                              Hans Miller
               860/547-2293                             860/547-2751
               joshua.king@thehartford.com              hmiller@thehartford.com

               Cynthia Michener                         Mike Lesperance
               860/547-5624                             860/547-6781
               cynthia.michener@thehartford.com         michael.lesperance@
                                                        thehartford.com


Earnings from the fourth quarter of 2003 are released

THE HARTFORD REPORTS NET INCOME OF $454 MILLION, OR $1.59 PER DILUTED SHARE

Records set in property-casualty and life operations; a 76 percent increase in net income from 2002

HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation's largest investment management and insurance companies, today reported its results for the fourth quarter of 2003, delivering net income per diluted share of $1.59, up 57 percent from $1.01 per diluted share in the fourth quarter of 2002. Net income increased 76 percent to $454 million in the current period from $258 million in the fourth quarter of 2002. Net realized capital gains totaled $29 million (after-tax) in the current quarter versus net realized capital losses of $38 million (after-tax) in the same period last year. Included in the net realized capital gains and losses are periodic net coupon settlements on non-qualifying derivatives of $8 million (after-tax) and $5 million (after-tax) in the fourth quarter of 2003 and 2002, respectively.

"The results we announced today cap a quarter and end a year with a company that is stronger, bigger, and better prepared for the road ahead than it was 12 months ago," said The Hartford's Chairman and CEO Ramani Ayer.

"It was a record quarter on many fronts: record annuity sales, record mutual fund sales, record property-casualty operating income, solid combined ratios and written premiums for business insurance exceeding $1 billion for the first time ever.


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
"Our story today is about more than a good quarter; it's about an extraordinary year in which our team took some hits, made some tough decisions and emerged with a balance sheet in much better shape.

"Early in the year, our expense actions initiated a major process to improve our cost competitiveness. At the same time, the comprehensive ground-up study of our asbestos reserves addressed deteriorating trends in the asbestos environment. None of it was easy, but all of it was needed to position us for future profitable growth.

"We ended the year by acquiring many of CNA's group benefits businesses, bolstering our team in key areas. We always said we would seize appropriate opportunities to widen the reach of our business, and the CNA deal is an example of our determination.

"This has been an outstanding quarter and a great end to a pivotal year for the company. Excellent operating results, favorable equity markets and a strong business model allows us to look confidently toward a new year," Ayer added.

BRIEF SUMMARY OF FOURTH QUARTER AND FULL YEAR RESULTS

The Hartford's operating income* rose 44 percent in the fourth quarter of 2003 compared to the fourth quarter of 2002. This result was driven by record operating income in both life and property-casualty operations.

For the full year 2003, including a first quarter increase in asbestos reserves of $1.7 billion (after-tax), the company reported a net loss of $91 million compared to net income of $1.0 billion for the comparable period of 2002. Net realized capital gains totaled $191 million (after-tax) for the full year 2003, versus net realized capital losses of $234 million (after-tax) in 2002. Included in the net realized capital gains and losses are periodic net coupon settlements on non-qualifying derivatives of $29 million (after-tax) and $16 million (after-tax) in 2003 and 2002, respectively.

HIGHLIGHTS OF FOURTH QUARTER RESULTS

- The Hartford achieved record investment products assets under management of $146.5 billion with positive net flows (sales less surrenders and other withdrawals) of $3.5 billion:

      - Record total annuity sales of $4.4 billion; including sales of variable annuity products of $4.1 billion, up 17 percent over the fourth quarter of 2002;


                                     -more-


* Operating income is not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section below.

      - Strong variable annuity net flows of $1.6 billion. The balance of net flows were primarily from retail mutual funds, institutional and governmental products;

      - Record and third consecutive quarter of more than $1 billion in retail mutual fund sales, with sales of $1.6 billion up 96 percent over the fourth quarter of 2002, and up 44 percent from the third quarter of 2003; and

      - Strong sequential growth in 401(k) sales of $570 million, up 65 percent from the fourth quarter of 2002, and institutional product sales of $1.1 billion, almost three times higher than the fourth quarter of 2002.

- The Hartford produced record property-casualty operating income of $211 million, up 49 percent over the prior year quarter:

      - A combined ratio of 95.6 in North American property-casualty, which included $30 million (1.3 points of combined ratio) of catastrophe losses;

      - Solid personal lines performance which produced a combined ratio of 96.8, including catastrophes amounting to 2.7 points;

      - Ongoing North American property-casualty (business insurance, specialty commercial and personal lines) earned premiums increased by 13 percent to $2.2 billion and net written premiums increased by 9 percent to $2.1 billion, from the fourth quarter of 2002;

      - Business insurance written premiums exceeded $1 billion for the first time;

      - New business in business insurance totaled $265 million and totaled $1.0 billion for the full year 2003; and

      - Announced settlement of largest potential asbestos exposure - Western MacArthur.

- In Japan, annuity sales were $1.2 billion, with assets under management of $6.2 billion, almost three and a half times higher than at the end of 2002;

      -     Other highlights here at home:

      - Property-casualty net investment income, pre-tax, increased 8 percent over the same period of 2002 primarily due to strong cash flow and the May 2003 capital raising;

      - In personal lines, The Hartford's new automobile class plan, which significantly refines the categories in which motorists can be insured, is now operational in 33 states;


                                     -more-

      - In group benefits, fully insured sales, excluding buyouts, rose 43 percent; net income rose 14 percent over the fourth quarter of 2002; closed purchase of CNA group life and disability business on December 31, 2003; and

      - In individual life, sales were up 46 percent; net income increased 21 percent over the fourth quarter of 2002.

The following table presents underwriting results for the business insurance, personal lines, specialty commercial, reinsurance and other operations segments of property-casualty while operating income is presented for life, including its segments and property-casualty and corporate operations.


                                                                       FOURTH QUARTER ENDED                  YEAR ENDED
                                                                            DECEMBER 31,                     DECEMBER 31,
                                                                    -----------------------------   --------------------------------
                                                                     2003       2002      CHANGE     2003       2002       CHANGE
                                                                     ----       ----      ------     ----       ----       ------
LIFE [1]
  Individual Annuity                                                $  111         78       42%     $   392    $   333        18%
  Other Investment Products                                             31         19       63%         118         99        19%
                                                                    ------     ------     ----      -------    -------      ----
  Total Investment Products                                            142         97       46%         510        432        18%
  Individual Life                                                       41         34       21%         145        133         9%
  Group Benefits                                                        41         36       14%         148        128        16%
  Corporate Owned Life Insurance                                        10         12      (17%)         (1)        32        NM
  Other                                                                 (4)       (12)      67%         (42)        28        NM
                                                                    ------     ------     ----      -------    -------      ----
  TOTAL LIFE [2]                                                       230        167       38%         760        753         1%
                                                                    ------     ------     ----      -------    -------      ----

PROPERTY & CASUALTY
  North American Underwriting Results
   Business Insurance                                                   51         27       89%         101         44       130%
   Personal Lines                                                       25          2       NM          117        (46)       NM
   Specialty Commercial                                                 25        (24)      NM          (29)       (23)      (26%)
   Reinsurance                                                         (20)       (42)      52%        (125)       (59)     (112%)
                                                                    ------     ------     ----      -------    -------      ----
  Total North American underwriting results                             81        (37)      NM           64        (84)       NM
  Other Operations underwriting results                                (59)       (35)     (69%)       (112)      (164)       32%
                                                                    ------     ------     ----      -------    -------      ----
  Total Property & Casualty underwriting results                        22        (72)      NM          (48)      (248)       81%
Net servicing and other income (loss)                                   (7)         8       NM            8         15       (47%)
Net investment income [3]                                              308        284        8%       1,172      1,060        11%
Periodic net coupon settlements on non-qualifying derivatives,
before-tax                                                               4          4       --           18         15        20%
Other expenses                                                         (44)       (56)      21%        (205)      (218)        6%
Income tax expense                                                     (72)       (26)    (177%)       (208)      (101)     (106%)
                                                                    ------     ------     ----      -------    -------      ----
Property & Casualty, before 2003 asbestos reserve addition             211        142       49%         737        523        41%
2003 asbestos reserve addition                                          --         --       --       (1,701)        --        --
                                                                    ------     ------     ----      -------    -------      ----
TOTAL PROPERTY & CASUALTY [2]                                          211        142       49%        (964)       523        NM
                                                                    ------     ------     ----      -------    -------      ----
CORPORATE                                                               (8)        (8)      --          (49)       (26)     (88%)
                                                                    ------     ------     ----      -------    -------      ----
Operating income, before 2003 asbestos reserve addition [2] [4]        433        301       44%       1,448      1,250        16%
                                                                    ------     ------     ----      -------    -------      ----
2003 asbestos reserve addition                                          --         --       --       (1,701)        --        --
                                                                    ------     ------     ----      -------    -------      ----
Operating income (loss) [2] [4]                                        433        301       44%        (253)     1,250        NM
   Add: Net realized capital gains (losses), after-tax [2] [3]          29        (38)      NM          191       (234)       NM
   Less: Periodic net coupon settlements on non-qualifying
   derivatives, after-tax [2]                                            8          5       60%          29         16        81%
                                                                    ------     ------     ----      -------    -------      ----
NET INCOME (LOSS)                                                   $  454     $  258       76%     $   (91)   $ 1,000        NM
                                                                    ------     ------     ----      -------    -------      ----
PER SHARE DATA
   Diluted earnings (loss) per share
    Operating income, before 2003 asbestos reserve addition [4]     $ 1.52     $ 1.17       30%     $  5.28    $  4.96         6%
    Net income (loss)                                               $ 1.59     $ 1.01       57%     $ (0.33)   $  3.97        NM
                                                                    ------     ------     ----      -------    -------      ----


[1] Life allocates the net realized gains and losses from periodic net coupon settlements on non-qualifying derivatives to its segments.

[2] Operating income includes the effect of periodic net coupon settlements on non-qualifying derivatives, after-tax. For GAAP reporting such effects are includes in net realized capital gains and losses.

[3] Prior periods reflect reclassification of periodic net coupon settlement on non-qualifying derivatives from net investment income to net realized capital gains (losses). Operating income and operating income before the 2003 asbestos reserve addition are not calculated based on accounting principles generally accepted in the United States of America

[4] (GAAP). Information regarding non-GAAP financial measures used in this release is provided in the Discussion on Non-GAAP Measures section of this release.

      The Hartford defines the following as "NM" or not meaningful: increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.


                                     -more-

INVESTMENT PRODUCTS

Favorable equity markets, coupled with strong sales and positive net flows resulting from excellent distribution and diverse product offerings, contributed to significantly higher operating income in the fourth quarter. Individual annuity net income increased 42 percent over the fourth quarter of 2002, to $111 million. Total annuity sales increased year-over-year in both the broker-dealer and bank distribution channels. Total individual annuity assets under management rose $9.2 billion since Sept. 30, 2003, to $97.7 billion at Dec. 31, 2003. Total investment products assets under management reached $146.5 billion, an 11 percent increase from $131.7 billion at Sept. 30, 2003. Fourth quarter sales of other investment products increased 109 percent from the same period last year, to $3.5 billion, driven by record retail mutual fund sales of $1.6 billion. This was up 44 percent and 96 percent over the third quarter of 2003 and the fourth quarter of 2002, respectively. Total institutional sales contributed almost $1.1 billion in the quarter.

INDIVIDUAL LIFE

Individual life reported strong operating income and accelerating top-line growth in the fourth quarter. Operating income was up 21 percent to $41 million in the quarter from the prior-year period, driven mostly by unusually low mortality rates. Sales increased 46 percent over the fourth quarter of 2002. The increase in sales was driven in large measure by new products and increased traction from renewed marketing efforts for universal and whole life products which, combined, reached $37 million in sales, four times the sales for these products in the year-ago quarter.

GROUP BENEFITS

Net income growth was strong in the fourth quarter, up 14 percent from the prior year to $41 million, and up 8 percent from the third quarter of 2003. Strong underwriting and disciplined claims management were key drivers in this performance. Fully insured sales, excluding buyouts, were up 43 percent from the prior-year period to $93 million, primarily as a result of bolstered marketing and distribution efforts. Integration of the newly acquired group benefits businesses from CNA is on schedule. As the transaction closed on Dec. 31, 2003, there was no impact on the fourth quarter 2003 income statement from this acquisition.

JAPAN

With wider public awareness and expanding distribution, assets under management at Hartford Life K.K., The Hartford's Japan-based subsidiary, reached $6.2 billion at Dec. 31, 2003, with sales of $1.2 billion in the quarter, a 53 percent increase over the year-ago quarter. On a U.S. GAAP basis, after less than three years of operation, the business in Japan achieved a profit for the third straight quarter.

BUSINESS INSURANCE

Favorable market conditions, mid single-digit written price increases and new business production drove written and earned premiums growth of 14 and 17 percent, respectively, compared with the fourth quarter of 2002. Margins for the business remain favorable. Total new


                                     -more-
business growth, which was particularly notable in middle market, added $1.0 billion to net written premiums for the year ended Dec. 31, 2003. This is up 17 percent over the comparable period in 2002. The combined ratio of 92.4, before catastrophe losses of 0.7 points during the quarter, was 2.6 points better than last year's results before catastrophe losses.

PERSONAL LINES

Key initiatives such as the new auto class plan, Dimensions, are on schedule and are the framework for future profitable growth in the agency portfolio. Agency channel written premiums, which grew 4 percent in the quarter compared to 2002, were slowed by a move to 6-month policies. In the fourth quarter, The Hartford's program with AARP increased compared to 2002, with written premiums higher by 11 percent. Not including catastrophe losses of 2.7 points, personal lines produced an overall combined ratio of 94.2, a 3.9 point improvement from the same quarter of 2002.

SPECIALTY COMMERCIAL

Written premiums in the four principal specialty product lines combined grew 16 percent year-over-year, though they were 21 percent lower on a sequential basis due to seasonality in the book of business. Market conditions remain strong for business written in most of these lines with softening in the property class. Not including 1.0 point of catastrophe losses in the quarter ended Dec. 31, 2003, the combined ratio for specialty commercial improved to 92.5. This is 8.0 points better than the same quarter of 2002.

INVESTMENTS

Yield on average invested assets decreased from 6.1 percent to 5.7 percent (before-tax) and from 4.3 percent to 3.9 percent (after-tax) in the current quarter, compared to the prior-year quarter, as a result of investing in the low interest rate environment. Impairments of $55 million (before-tax) for the quarter ended Dec. 31, 2003, were down from $126 million (before-tax) for the quarter ended Dec. 31, 2002. This reflects improved credit markets. Included in the current quarter were $25 million (before-tax) of impairments related to the company's holdings of Parmalat SpA.

FULL-YEAR RESULTS

"Our diversified business model and industry-leading distribution platform, coupled with product enhancements, disciplined underwriting and claim management, helped our business to prosper in a rational insurance market and a favorable equity market in 2003," said Ayer.

"To give some examples, in business insurance, we achieved 17 percent new business growth in the fourth quarter of 2003, and 17 percent new business growth for all of 2003. Our combined ratios in our North American property-casualty operations were under 100 in each quarter of the year, and net investment income improved in each quarter. We reported record-breaking


                                     -more-
variable annuity sales of $15.7 billion in 2003, 51 percent better than 2002, while maintaining The Hartford's position as the nation's leading seller of variable annuities based on retail sales," Ayer said. In addition, The Hartford generated $4.8 billion in retail mutual fund sales, equal to 2002; $3.4 billion in institutional sales, a record; and $1.4 billion in 401(k) sales, also a new record for the company.

For the full year of 2003, The Hartford reported a net loss of $91 million, driven by the first quarter asbestos reserve increase, compared to net income of $1.0 billion in 2002. On a per share basis, net loss was $0.33 per diluted share, compared with net income of $3.97 per diluted share for 2002. For comparison, before the after-tax effect of the asbestos reserve addition, The Hartford's net income was $1.61 billion, or $5.87 per diluted share, in 2003.

The company's operating income for the full year ended Dec. 31, 2003, before the after-tax effect of the asbestos reserve addition, was $1.45 billion, or $5.28 per diluted share, up from $1.25 billion, or $4.96 per diluted share, in 2002.

The Hartford's 2003 full-year results include after-tax expenses of $40 million related to the settlement of the Bancorp Services, LLC litigation dispute, a $30 million federal tax benefit at Hartford Life, and an after-tax severance charge in property-casualty of $27 million. Operating income for 2002 included the following life operations items: a $76 million tax benefit and an $11 million after-tax expense related to the Bancorp Services litigation.

Total revenues for 2003 increased by 14 percent to $18.73 billion, up from $16.42 billion in 2002.

2004 GUIDANCE

Based on current information and, in particular, financial market performance in January, The Hartford now expects 2004 earnings per diluted share to be between $5.80 and $6.10. This estimate reflects current market levels but also assumes that U.S. equity markets end 2004 at levels 9 percent higher than beginning 2004 levels. The previous estimated 2004 range was $5.70 to $6.00 per fully diluted share.

The company's revised 2004 estimate continues to assume no capital gains or losses other than periodic net coupon settlements on non-qualifying derivatives (though it is extremely likely that the company will have capital gains or losses during 2004). Among other factors, the revised outlook also incorporates the increased dilutive impact from outstanding equity unit securities as The Hartford's common stock price appreciates above $57 per share and the closing terms of the company's acquisition of CNA's group life and disability business and the associated common stock financing. It also incorporates the loss of approximately 10 cents per share of P&C investment income resulting from the $1.15 billion funding of the Mac Arthur settlement in the first quarter of 2004.

Guidance with respect to 2004 is very likely to be adjusted in the future based on changes in market conditions affecting life and property-casualty operations. A large number of factors could cause these estimates to change, including significant changes in estimated future earnings on investment products caused by changes in the equity markets, catastrophe losses at levels in


                                     -more-
excess of expectations, and adverse developments emerging as a result of changes in estimates arising from the company's regular review of its loss reserves for all lines of insurance.

CONFERENCE CALL

The company will discuss the results of the fourth quarter and the 2004 guidance in the quarterly conference call on Jan. 29, 2004, at 11 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP MEASURES

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of those realized capital gains and losses that tend to be highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and twelve-month periods ended December 31, 2003 and 2002 is set forth above.

In this release, The Hartford has included the financial measure operating income, before the 2003 asbestos reserve addition. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effect of the asbestos reserve addition, which relates solely to legacy businesses. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before the 2003 asbestos reserve addition for the quarters and twelve-month periods ended December 31, 2003 and 2002 is set forth above.

Written premiums is a financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the fourth quarter of 2003, which is available on the company's Web site, www.thehartford.com.


                                     -more-

The Hartford is one of the nation's largest investment management and insurance companies, with 2003 revenues of $18.7 billion. As of Dec. 31, 2003, The Hartford had total assets of $225.9 billion and stockholders' equity of $11.6 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance.

             The Hartford's Internet address is www.thehartford.com.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, including our dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company, if the conditions to the consummation of our previously announced settlement are not satisfied; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain effect on us of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect us against losses; the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our Quarterly Reports on Form 10-Q, our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                                      # # #

                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                  4Q                1Q          2Q            3Q           4Q
HIGHLIGHTS                                                       2002              2003        2003           2003         2003
                                                                 ----              ----        ----           ----         ----
    Net income (loss) [1]                                     $      258       $   (1,395)  $      507     $      343   $      454
    Operating income (loss) [1]                               $      301       $   (1,361)  $      340     $      335   $      433
    Impact of 2003 asbestos reserve addition                  $        -       $   (1,701)  $        -     $        -   $        -
    Operating income before impact of 2003
        asbestos reserve addition                             $      301       $      340   $      340     $      335   $      433
    Total revenues                                            $    4,280       $    4,331   $    4,682     $    4,947   $    4,773
    Total assets                                              $  181,975       $  188,657   $  207,801     $  211,365   $  225,853
    Total assets under management [2]                         $  198,608       $  205,223   $  227,437     $  232,115   $  250,368
PER SHARE AND SHARES DATA
    Basic earnings (loss) per share [1]
     Net income (loss)                                        $     1.01       $    (5.46)  $     1.89     $     1.21   $     1.60
     Operating income (loss)                                  $     1.18       $    (5.33)  $     1.26     $     1.19   $     1.53
     Operating income before impact of 2003
        asbestos reserve addition                             $     1.18       $     1.33   $     1.26     $     1.19   $     1.53
    Diluted earnings (loss) per share [1] [3]
     Net income (loss)                                        $     1.01       $   (5.46)   $     1.88     $     1.20   $     1.59
     Operating income (loss)                                  $     1.17       $   (5.33)   $     1.26     $     1.18   $     1.52
     Operating income before impact of 2003
        asbestos reserve addition [4]                         $     1.17       $     1.33   $     1.26     $     1.18   $     1.52
    Weighted average common shares outstanding (basic)             255.2            255.4        268.8          282.5        283.0
    Weighted average common shares outstanding
      and dilutive potential common shares (diluted) [3]           256.3            255.4        270.2          284.8        285.6
    Common shares outstanding                                      255.2            255.4        282.2          282.7        283.4
    Book value per share (including AOCI)                     $    42.06       $    36.97   $    40.75     $    40.13   $    41.07
    Book value per share (excluding AOCI)                     $    37.77       $    32.05   $    34.34     $    35.33   $    36.67

                                                             YEAR OVER
                                                               YEAR      SEQUENTIAL              YEAR ENDED
                                                              QUARTER     QUARTER                DECEMBER 31,
HIGHLIGHTS                                                    CHANGE      CHANGE        2002        2003        CHANGE
                                                              ------      ------        ----        ----        ------
    Net income (loss) [1]                                       76%         32%     $   1,000    $    (91)        NM
    Operating income (loss) [1]                                 44%         29%     $   1,250    $   (253)        NM
    Impact of 2003 asbestos reserve addition                     -           -      $       -    $ (1,701)         -
    Operating income before impact of 2003
        asbestos reserve addition                               44%         29%     $   1,250    $  1,448         16%
    Total revenues                                              12%         (4%)    $  16,417    $ 18,733         14%
    Total assets                                                24%          7%
    Total assets under management [2]                           26%          8%


PER SHARE AND SHARES DATA
    Basic earnings (loss) per share [1]
     Net income (loss)                                          58%         32%     $    4.01    $  (0.33)       NM
     Operating income (loss)                                    30%         29%     $    5.01    $  (0.93)       NM
     Operating income before impact of 2003
        asbestos reserve addition                               30%         29%     $    5.01    $   5.32          6%
    Diluted earnings (loss) per share [1] [3]
     Net income (loss)                                          57%         33%     $    3.97    $  (0.33)       NM
     Operating income (loss)                                    30%         29%     $    4.96    $  (0.93)       NM
     Operating income before impact of 2003
        asbestos reserve addition [4]                           30%         29%     $    4.96    $   5.28          6%
    Weighted average common shares outstanding (basic)        27.8 sh      0.5 sh       249.4       272.4       23.0 sh
    Weighted average common shares outstanding
      and dilutive potential common shares (diluted) [3]      29.3 sh      0.8 sh       251.8       272.4       20.6 sh
    Common shares outstanding                                 28.2 sh      0.7 sh       255.2       283.4       28.2 sh
    Book value per share (including AOCI)                       (2%)         2%
    Book value per share (excluding AOCI)                       (3%)         4%




[1] The quarter ended September 30, 2003 and the year ended December 31, 2003 include $40 of after-tax expense related to the settlement of the Bancorp Services, LLC litigation dispute. The quarter ended June 30, 2003 and the year ended December 31, 2003 include $30 and the year ended December 31, 2002 includes $76 of tax benefit in Life primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The quarter ended June 30, 2003 and the year ended December 31, 2003 include $27, after-tax, of severance charges in Property & Casualty. The year ended December 31, 2002 includes $11 of after-tax expense in Life related to the Bancorp Services, LLC litigation dispute.

[2]   Includes mutual fund assets and third party assets managed by HIMCO.

[3] As a result of the antidilutive impact from the net loss in the quarter ended March 31, 2003 and the year ended December 31, 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of the quarter ended March 31, 2003 and the year ended December 31, 2003 diluted earnings per share. In the absence of the net loss, 256.1 and 274.2 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation for the quarter ended March 31, 2003 and the year ended December 31, 2003, respectively.

[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 256.1 and 274.2 for the quarter ended March 31, 2003 and the year ended December 31, 2003, respectively.